Exhibit 99.1
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                 PROVIDIAN TO DEVELOP CAPITAL AND GROWTH PLANS
                     PURSUANT TO AGREEMENT WITH REGULATORS

                   Will Seek Sale of International Businesses

SAN FRANCISCO, Nov 28, 2001 /PRNewswire via COMTEX/ -- Providian Financial Corporation (NYSE: PVN) announced today that it has agreed with the U.S. agencies that regulate its Providian National Bank and Providian Bank subsidiaries to develop formal plans for managing their capital and growth.

"These steps are consistent with our five-point plan for rebuilding investor confidence and shareholder value," said Providian President and CEO Joseph Saunders. "We have already begun work on these initiatives, and have made significant progress. Providian's management and Board of Directors fully share our regulators' interest in prudent management of the Company's banking subsidiaries."

Under key terms of the agreements entered into with U.S. regulators, Providian's bank subsidiaries will: prepare and submit three year capital plans to their regulators accompanied by a capital and liquidity support agreement from the parent corporation; submit growth management plans including a limitation on growth in total assets of no more than 2.5 percent per quarter until the agencies have accepted their capital plans; review their loan loss reserves under an allowance program to be submitted to their regulators; cease marketing and account origination in the Standard Market (which Providian has already substantially curtailed under its five-point plan); and obtain regulatory approval before paying dividends to the banks' parent company.

The regulatory agencies with which Providian has agreed to undertake these measures include the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and the Utah Department of Financial Institutions.

The Company also announced that it will seek to sell its Argentina and United Kingdom credit card businesses, which together comprise $188 million in deposits and $585 million in receivables. Pending a sale, and while it is implementing its agreement with the U.S. regulators, the Company has agreed with the U.K. Financial Services Authority that its U.K. branch will not accept new deposit customers or solicit new loan applications.

"We will continue to service our existing international customers and depositors and will work hard to ensure a smooth transition to new ownership," said Mr. Saunders. "This decision to sell our international businesses is also consistent with our five-point plan to refocus Providian's operations and to rebuild investor confidence and shareholder value."

On October 18, 2001, Providian announced a five-point strategic action plan designed to address underperforming areas, focus the business on market segments with the best risk-adjusted returns, reduce expenses, and manage its capital, reserves and liquidity. On November 14, the Company announced that it had received a commitment from Salomon Smith Barney and Goldman, Sachs & Co. to securitize at least $900 million in credit card receivables, and that it is working with its


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investment bankers to structure a possible sale of approximately $3 billion of higher-risk credit card receivables. The Company also announced plans to close its facility in Henderson, Nevada, reducing expenses by an estimated $18 million annually. On November 26, the Company announced the appointment of Joseph Saunders as its new president and chief executive officer, effective immediately.

Providian said that it is continuing to review its strategic options and may announce additional steps in the future, possibly including further asset sales and other strategic and capital enhancements.

ABOUT PROVIDIAN

San Francisco-based Providian Financial is a leading provider of credit cards and deposit products to customers throughout the U.S., and also offers credit cards and deposit products in the UK and in Argentina. The Company has more than $32 billion in managed receivables and more than 18 million customer accounts.

SOURCE Providian Financial Corporation

CONTACT:

media, Alan Elias, +1-415-278-4189, or investors, Nancy Murphy,
+1-415-278-4483, both of Providian Financial Corporation
URL: http://www.providian.com